This page being
(Continued from Screen 35)
filed for series 14.
   Condensed balance sheet data:         As of the end of
current reporting
                                        period (000's
omitted except for per
                                        share amounts and
number of accounts)
74.O) Payables for portfolio instruments purchased ---------
-------- $      310
   P) Amounts owed to affiliated persons -------------------
-------- $       29
   Q) Senior long-term debt --------------------------------
-------- $        0
   R) Other liabilities:  1. Reverse repurchase agreements -
-------- $        0
                          2. Short sales -------------------
-------- $        0
                          3. Written options ---------------
-------- $        0
                          4. All other liabilities ---------
-------- $        0
   S) Senior equity ----------------------------------------
-------- $        0
   T) Net assets of common shareholders --------------------
-------- $    23429
   U) 1. Number of shares outstanding ----------------------
------1198,704,6,24
      2. Number of shares outstanding of a second class of
shares
         of open-end company -------------------------------
--------          0
   V) 1. Net asset value per share (to nearest cent) --
$12.16,12.09,12.09,12.18
      2. Net asset value per share of a second class of open-
end
         company shares (to nearest cent) ------------------
-------- $     0.00
   W) Mark-to-market net asset value per share
      for money market funds only (to 4 decimals) ----------
-------- $   0.0000
   X) Total number of shareholder accounts -----------------
-------374,218,1,12
   Y) Total value of assets in segregated accounts ---------
-------- $        0
                              SCREEN NUMBER: 36